THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-73936

PRELIMINARY PROSPECTUS SUPPLEMENT

(SUBJECT TO COMPLETION, ISSUED JUNE 9, 2003)
(TO PROSPECTUS DATED DECEMBER 7, 2001)

                                        SHARES

                            [HEALTH CARE REIT LOGO]

                   % SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                             ---------------------

    We are offering and selling     shares of our     % Series D Cumulative
Redeemable Preferred Stock, par value $1.00 per share, which we refer to in this prospectus supplement as Series D Preferred Stock.

    Dividends on the Series D Preferred Stock are cumulative from the date of original issue and are payable quarterly on or about the 15th day of January, April, July and October of each year, commencing on October 15, 2003, at the
rate of     % per annum of the $25.00 liquidation preference per share,
equivalent to a fixed annual amount of $    per share. See "Description of
Series D Preferred Stock -- Dividends."

    Except in certain circumstances relating to preservation of our qualification as a real estate investment trust, commonly referred to as a REIT, the Series D Preferred Stock is not redeemable prior to July 15, 2008. On and after such date, the Series D Preferred Stock may be redeemed for cash at our option, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends thereon, if any, up to the redemption date. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other security. See "Description of Series D Preferred Stock -- Maturity" and
"-- Redemption."

    In order to ensure that we continue to meet the requirements for qualification as a REIT under the Internal Revenue Code, we have imposed restrictions on the total market value of our shares of any class or series, including the Series D Preferred Stock, that may be owned by any single person or affiliated group. See "Description of Series D Preferred Stock -- Restrictions on Ownership and Transfer."

    Application has been made to list the Series D Preferred Stock on the New York Stock Exchange, subject to official notice of issuance, under the symbol "HCN PrD." Trading of the Series D Preferred Stock on the NYSE is expected to commence within 30 days of initial delivery of the Series D Preferred Stock.

    INVESTING IN THE SERIES D PREFERRED STOCK INVOLVES RISKS. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS AND RISK FACTORS" ON PAGE S-5 IN THIS PROSPECTUS SUPPLEMENT.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                      UNDERWRITING DISCOUNTS   PROCEEDS TO
                                                 PRICE TO PUBLIC(1)     AND COMMISSIONS(2)      COMPANY(3)
                                                 ------------------   ----------------------   ------------
Per Share......................................         $                    $                      $
Total(4).......................................         $                    $                      $

(1) Plus accrued distributions, if any, from the date of original issue.

(2) We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting expenses of the offering estimated at $    , payable by us.

(4) We have granted the underwriters an option to purchase up to     additional
    shares of the Series D Preferred Stock, solely to cover over-allotments, if any. To the extent the option is exercised, the underwriters will offer the additional shares of Series D Preferred Stock at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be
    $    , $    and $    , respectively. See "Underwriting."
                             --------------------------

    The shares of the Series D Preferred Stock are offered by the several underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the underwriters to reject any order in whole or in part, and to certain other conditions. The underwriters expect to deliver the shares of Series D Preferred Stock through the facilities of The
Depository Trust Company on or about July   , 2003, against payment therefor in
immediately available funds.
                             ---------------------
                           JOINT BOOKRUNNING MANAGERS

DEUTSCHE BANK SECURITIES                                     UBS INVESTMENT BANK
                             ---------------------
LEGG MASON WOOD WALKER
        INCORPORATED

                           MCDONALD INVESTMENTS INC.
                                                                   RAYMOND JAMES
                             ---------------------
A.G. EDWARDS & SONS, INC.                                        LEHMAN BROTHERS

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE   , 2003.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights some information from this prospectus supplement. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus supplement and the prospectus carefully. In this prospectus supplement, unless specifically noted otherwise, "we," "us," "our," or the "Company" refer to Health Care REIT, Inc. and its subsidiaries.

                               ABOUT OUR COMPANY

     We are a self-administered, equity real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. We also invest in specialty care facilities. As of March 31, 2003, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 92% of our investment portfolio. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

     As of March 31, 2003, we had approximately $1.6 billion of net real estate investments, inclusive of credit enhancements, in 248 facilities located in 33 states and managed by 46 different operators. At that date, the portfolio included 162 assisted living facilities, 78 skilled nursing facilities and eight specialty care facilities.

     Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and our telephone number is (419) 247-2800.

                                  OUR STRATEGY

     We seek to increase funds from operations and enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below:

     - Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial insider ownership interests or venture capital backing and significant growth potential.

     - Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income and funds from operations. Generally, master leases have a 10 to 15 year term and mortgage loans provide five to seven years of prepayment protection.

     - Depth of Management. Our management team is comprised of seven individuals with 117 years of experience in health care and real estate finance.

                                  THE OFFERING

Securities Offered............        shares of Series D Preferred Stock (
                                 shares if the underwriters' over-allotment option is exercised in full).

Maturity......................   The Series D Preferred Stock has no stated
                                 maturity and will not be subject to any sinking fund or mandatory redemption.

Dividends.....................   Dividends on the Series D Preferred Stock will
                                 be cumulative from the date of original issue
                                 and are payable quarterly in arrears on or
                                 about the 15th day of January, April, July and
                                 October of each year, commencing October 15,
                                 2003, at the rate of      % of the $25.00
                                 liquidation preference per share, equivalent to
                                 a fixed annual amount of $     per share.
                                 Dividends on the Series D Preferred Stock will accrue regardless of whether we have earnings, whether there are funds legally available for the payment of such dividends and whether such dividends are declared. See "Description of Series D Preferred Stock -- Dividends."

Liquidation Preference........   The Series D Preferred Stock will have a
                                 liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends thereon. See "Description of Series D
                                 Preferred Stock -- Liquidation Preferences."

Redemption....................   Except in certain circumstances relating to the
                                 preservation of our status as a REIT, the Series D Preferred Stock is not redeemable prior to July 15, 2008. On and after July 15,
                                 2008, the Series D Preferred Stock will be redeemable for cash at our option, in whole or in part, at $25.00 per share, plus accrued and unpaid dividends thereon to the redemption date. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of our other capital stock, which may include shares of other series of preferred stock. See "Description of Series D Preferred
                                 Stock -- Redemption."

Rank..........................   The Series D Preferred Stock will, with respect
                                 to dividend rights and rights upon our
                                 liquidation, dissolution or winding up, rank:

                                 - senior to all classes or series of our common
                                   stock and to all equity securities ranking junior to the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up,

                                 - on parity with our Junior Participating
                                   Preferred Stock, Series A, our 8 7/8% Series
                                   B Cumulative Redeemable Preferred Stock, our
                                   Series C Cumulative Convertible Preferred
                                   Stock and all other equity securities to be issued by us, the terms of which specifically provide that such equity securities rank on parity with the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, and

                                 - junior to all equity securities issued by us,
                                   the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

Voting Rights.................   Holders of the Series D Preferred Stock will
                                 generally have no voting rights except as required by law. However, if dividends on the Series D Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series D Preferred
                                 Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all dividend arrearages have been paid. In addition, certain changes that would be materially adverse to the rights of holders of the Series D Preferred
                                 Stock cannot be made without the affirmative vote of the holders of a majority of the shares of Series D Preferred Stock, voting as a single class. See "Description of Series D Preferred
                                 Stock -- Voting Rights."

Conversion....................   The Series D Preferred Stock is not convertible
                                 or exchangeable for any other property or securities.

Listing.......................   We have applied for approval to list the Series
                                 D Preferred Stock on the NYSE under the symbol
                                 "HCN PrD," and if so approved, trading is expected to commence within a 30-day period after the initial delivery of the Series D
                                 Preferred Stock.

Use of Proceeds...............   The net proceeds from the sale of the Series D
                                 Preferred Stock offered hereby, $       million
                                 ($       million if the underwriters'
                                 over-allotment option is exercised in full), will be used to pay the redemption price of our outstanding Series B Cumulative Redeemable
                                 Preferred Stock. Any balance will be used to invest in additional health care properties and/or repay borrowings under our unsecured revolving lines of credit arrangements, which had an outstanding balance of approximately
                                 $66.25 million at June 5, 2003.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
                                AND RISK FACTORS

     We have made and incorporated by reference statements in this prospectus supplement that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

     - the possible expansion of our portfolio;

     - the performance of our operators and properties;

     - our ability to enter into agreements with new viable tenants for properties which we take back from financially troubled tenants, if any;

     - our ability to make distributions;

     - our policies and plans regarding investments, financings and other matters;

     - our tax status as a real estate investment trust;

     - our ability to appropriately balance the use of debt and equity; and

     - our ability to access capital markets or other sources of funds.

     When we use words such as "believe," "expect," "anticipate," "estimate" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

     - the status of the economy;

     - the status of capital markets, including prevailing interest rates;

     - compliance with and changes to regulations and payment policies within the health care industry;

     - changes in financing terms;

     - competition within the health care and senior housing industries; and

     - changes in federal, state and local legislation.

     There is no established trading market for our Series D Preferred Stock, which may negatively affect its market value and your ability to transfer or sell your Series D Preferred Stock. We have applied to list the Series D Preferred Stock on the NYSE. There is no assurance that the NYSE will approve our listing application. An active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the Series D Preferred Stock could be adversely affected.

     On May 28, 2003, the President signed into law legislation that, for individual taxpayers, will generally reduce the tax rate on corporate dividends to a maximum of 15% for tax years from 2003 to 2008. REIT dividends generally will not qualify for this reduced tax rate because a REIT's income generally is not subject to corporate level tax. This new law could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs and could have an adverse effect on the market price of our equity securities.

     Other important factors are identified in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this prospectus supplement, including factors identified under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

                                  THE COMPANY

     Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. We also invest in specialty care facilities. As of March 31, 2003, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 92% of our investment portfolio. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

     As of March 31, 2003, we had approximately $1.6 billion in net real estate investments, inclusive of credit enhancements, in 248 facilities located in 33 states and managed by 46 different operators. At that date, the portfolio included 162 assisted living facilities, 78 skilled nursing facilities and eight specialty care facilities.

     We seek to increase funds from operations and enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below.

     Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.

     By maintaining close ties to health care operators, we are able to provide value added services and monitor our investments on an ongoing basis. Investments are designed to support the operator's business plan. Features typically include a master operating lease for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increases and fair market value-based purchase options.

     Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income and funds from operations. Generally, master leases have a 10 to 15 year term and mortgage loans provide five to seven years of prepayment protection. We also regularly monitor the portfolio with our proprietary database system.

     Depth of Management. Our management team is comprised of seven individuals with 117 years of experience in health care and real estate finance. George L. Chapman has been a member of senior management for more than 13 years and in 1996 became our Chairman and Chief Executive Officer. Mr. Chapman and the management team have successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging operators.

THE PORTFOLIO

     The following table reflects our portfolio as of March 31, 2003:

                                                 PERCENTAGE     NUMBER       NUMBER     INVESTMENT      NUMBER       NUMBER
           TYPE OF              INVESTMENTS(1)       OF           OF           OF        PER BED/         OF           OF
           FACILITY             (IN THOUSANDS)   PORTFOLIO    FACILITIES   BEDS/UNITS    UNIT(2)     OPERATORS(3)   STATES(3)
           --------             --------------   ----------   ----------   ----------   ----------   ------------   ---------
Assisted Living Facilities....    $  892,161         57%         162         10,815      $84,468          29           31
Skilled Nursing Facilities....       545,165         35%          78         10,788       50,534          17           17
Specialty Care Facilities.....       127,613          8%           8          1,304      109,506           6            5
                                  ----------        ---          ---         ------
  Totals......................    $1,564,939        100%         248         22,907
                                  ==========        ===          ===         ======

---------------

(1) Investments include gross real estate investments and credit enhancements which amounted to $1,557,094,000 and $7,845,000, respectively.

(2) Investment Per Bed/Unit was computed by using the total investment amount of $1,601,478,000 which includes gross real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced which amounted to $1,557,094,000, $7,845,000 and $36,539,000, respectively.

(3) We have investments in properties located in 33 states and managed by 46 different operators.

     In determining whether to invest in a facility, we focus on the following:
(a) the experience of the management team; (b) the historical and projected financial and operational performance of the facility; (c) the credit of the tenant or borrower; (d) the security for the lease or loan; and (e) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment of any debt.

     We monitor our investments through a variety of methods determined by the type of health care facility and operator. Our monitoring process includes review of monthly financial statements for each facility, quarterly review of operator credit, annual facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

     Our investments are primarily operating leases and mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that appropriate new investments will be available in the future with substantially the same spreads over our cost of capital. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and mortgage loans are generally cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                       EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, "earnings" includes income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. "Fixed Charges" consists of interest on all indebtedness and the amortization of loan expenses.

                                                                                    THREE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED DECEMBER 31          MARCH 31
                                                 --------------------------------   ------------
                                                 1998   1999   2000   2001   2002       2003
                                                 ----   ----   ----   ----   ----   ------------
Consolidated ratio of earnings to fixed charges
  (unaudited)..................................  2.99   2.75   2.56   2.68   2.50       2.48
Consolidated ratio of earnings to combined
  fixed charges and preferred stock dividends
  (unaudited)..................................  2.59   2.03   1.90   1.93   1.95       2.03

     We issued 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock in May 1998, and 3,000,000 shares of Series C Cumulative Convertible Preferred Stock in January 1999. During the year ended December 31, 2002, the holder of our Series C Cumulative Convertible Preferred Stock converted 900,000 shares into 878,000 shares of our common stock, leaving 2,100,000 of such shares outstanding at December 31, 2002. During May and June 2003, the holder of our Series C Cumulative Convertible Preferred Stock converted an additional 754,000 shares into 735,610 shares of common stock, leaving 1,346,000 shares outstanding at June 5, 2003.

                                USE OF PROCEEDS

     The net proceeds from the sale of the      shares of Series D Preferred
Stock offered hereby are estimated to be $ million ($     million if the
underwriters' over-allotment option is exercised in full). The net proceeds will be used to pay the redemption price of our outstanding Series B Cumulative Redeemable Preferred Stock. Any balance will be used to invest in additional health care properties and/or repay borrowings under our unsecured revolving lines of credit arrangements, which had an outstanding balance of approximately $66.25 million at June 5, 2003.

     Each of Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., UBS AG, Cayman Islands Branch, an affiliate of UBS Securities LLC, and Key Corporate Capital Inc., an affiliate of McDonald Investments Inc., a KeyCorp Company, is a lender under our Amendment No. 1 to Amended and Restated Loan Agreement dated May 15, 2003 and will receive some of the net proceeds of this offering. Also, KeyBank National Association, Deutsche Bank Securities Inc. and UBS Securities LLC (formerly UBS Warburg LLC) are the administrative, syndication and documentation agents, respectively, under such agreement.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2003, as adjusted to give effect to the sale of the Series D Preferred Stock offered hereby at a public offering price of $25.00 per share and, as further adjusted to give effect to the redemption of the 3,000,000 shares of Series B Cumulative Redeemable Preferred Stock.

                                                                   MARCH 31, 2003
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Debt:
  Borrowings under unsecured lines of credit arrangements
    (1).....................................................  $   74,100    $
  Borrowings under secured line of credit arrangement.......          --           --
  Senior Notes Due 2004.....................................      40,000       40,000
  Senior Notes Due 2006.....................................      50,000       50,000
  Senior Notes Due 2007.....................................     175,000      175,000
  Senior Notes Due 2008.....................................     100,000      100,000
  Senior Notes Due 2012.....................................     250,000      250,000
  Other long-term obligations...............................      51,730       51,730
                                                              ----------    ---------
Total debt..................................................     740,830
Stockholders' equity:
  Preferred Stock, $1.00 par value; authorized -- 10,000,000 shares(2)
    Series B Cumulative Redeemable Preferred Stock,
     3,000,000 shares issued and outstanding; no shares
     issued and outstanding as adjusted.....................      75,000
    Series C Cumulative Convertible Preferred Stock,
     2,100,000 shares issued and outstanding................      52,500       52,500
    Series D Cumulative Convertible Preferred Stock,
     shares issued and outstanding as adjusted..............          --
  Common Stock, $1.00 par value; authorized -- 75,000,000
    shares(2); 40,309,776 shares issued and
    outstanding(3)..........................................      40,207       40,207
  Capital in excess of par value............................     793,541      793,541
  Cumulative net income.....................................     599,793      599,793
  Cumulative dividends......................................    (664,446)    (664,446)
  Accumulated other comprehensive income....................        (344)        (344)
  Other equity..............................................      (2,878)      (2,878)
                                                              ----------    ---------
Total stockholders' equity..................................     893,373
                                                              ----------    ---------
Total capitalization........................................  $1,634,203    $
                                                              ==========    =========

---------------

(1) Approximately $66.25 million was outstanding under our unsecured lines of credit arrangements at June 5, 2003.

(2) Effective June 5, 2003, our Second Restated Certificate of Incorporation was amended to increase our authorized shares of preferred and common stock to 25,000,000 shares and 125,000,000 shares, respectively.

(3) Excludes: (i) 1,713,629 shares of common stock reserved for issuance that relate to outstanding options under our 1985 Incentive Stock Option Plan and the 1995 Stock Incentive Plan; (ii) 161,166 shares of common stock reserved for issuance that relate to outstanding options under our Stock Incentive Plan for Non-Employee Directors; (iii) 331,397 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; and (iv) 2,048,781 shares of common stock reserved for issuance that relate to the Series C Cumulative Convertible Preferred Stock.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the five years ended December 31, 2002 are derived from our audited consolidated financial statements. The financial data for the three month periods ended March 31, 2003 and March 31, 2002 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operation for these periods. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. The data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference herein.

                                                                                                          THREE MONTHS
                                                        YEAR ENDED DECEMBER 31                           ENDED MARCH 31
                                    --------------------------------------------------------------   -----------------------
                                       1998         1999         2000         2001         2002         2002         2003
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Revenues..........................  $   94,896   $  122,809   $  129,480   $  129,369   $  163,118   $   36,083   $   46,292
Expenses:
  Interest expense................      17,122       25,536       32,855       30,359       41,085        9,479       11,875
  Provision for depreciation......       9,545       16,477       21,183       28,725       39,311        8,293       11,652
  General and administrative and
    other expenses(1).............       7,399        8,868        9,570       10,853       13,038        3,088        3,496
  Impairment of assets............          --           --           --           --        2,298           --           --
  Loss on extinguishment of
    debt(2).......................          --           --           --          213          403           --           --
  Loss on investment..............          --           --        2,000           --           --           --           --
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total expenses....................      34,066       50,881       65,608       70,150       96,135       20,860       27,023
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing
  operations......................      60,830       71,928       63,872       59,219       66,983       15,223       19,269
Income from discontinued
  operations, net.................       1,479        3,710        4,184        1,330          676          665           28
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income........................      62,309       75,638       68,056       60,549       67,659       15,888       19,297
Preferred stock dividends.........       4,160       12,814       13,490       13,505       12,468        3,377        2,846
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income available to common
  stockholders....................  $   58,149   $   62,824   $   54,566   $   47,044   $   55,191   $   12,511   $   16,451
                                    ==========   ==========   ==========   ==========   ==========   ==========   ==========
OTHER DATA
Average number of common shares
  outstanding:
  Basic...........................      25,579       28,128       28,418       30,534       36,702       32,946       39,971
  Diluted.........................      25,954       28,384       28,643       31,027       37,301       33,693       40,473
PER SHARE DATA
Basic:
Income from continuing operations
  and after preferred stock
  dividends(2)....................  $     2.21   $     2.10   $     1.77   $     1.50   $     1.48   $     0.36   $     0.41
Discontinued operations, net......        0.06         0.13         0.15         0.04         0.02         0.02           --
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income available to common
  stockholders....................        2.27         2.23         1.92         1.54         1.50         0.38         0.41
Diluted:
Income from continuing operations
  and after preferred stock
  dividends(2)....................  $     2.18   $     2.08   $     1.76   $     1.48   $     1.46   $     0.35   $     0.41
Discontinued operations, net......        0.06         0.13         0.15         0.04         0.02         0.02           --
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income available to common
  stockholders....................        2.24         2.21         1.91         1.52         1.48         0.37         0.41
Cash distributions per common
  share...........................  $     2.19   $     2.27   $    2.335   $     2.34   $     2.34   $    0.585   $    0.585
BALANCE SHEET DATA
Net real estate investments.......  $1,047,511   $1,241,722   $1,121,419   $1,213,564   $1,524,457   $1,311,152   $1,551,889
Total assets......................   1,073,424    1,271,171    1,156,904    1,269,843    1,594,110    1,368,980    1,641,840
Total debt........................     418,979      538,842      439,752      491,216      676,331      571,373      740,830
Total liabilities.................     439,665      564,175      458,297      511,973      696,878      587,420      748,467
Total stockholders' equity........     633,759      706,996      698,607      757,870      897,232      781,560      893,373

---------------

(1) General and administrative and other expenses include loan expense, provision for loan losses and other operating expenses.

(2) Effective January 1, 2003, in accordance with FASB Statement No. 145, we reclassified the losses on extinguishments of debt in 2001 and 2002 to income from continuing operations rather than as extraordinary items as previously required under FASB Statement No. 4.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2003, our net real estate investments totaled approximately $1,551,889,000 and included 162 assisted living facilities, 78 skilled nursing facilities and eight specialty care facilities. Depending upon the availability and cost of external capital, we anticipate making additional investments in health care related facilities. New investments are funded from temporary borrowings under our unsecured line of credit arrangements, internally generated cash and the proceeds derived from asset sales. Permanent financing for future investments, which replaces funds drawn under the unsecured line of credit arrangements, is expected to be provided through a combination of public and private offerings of debt and equity securities and the incurrence of secured debt. We believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service and dividend requirements and finance future investments.

     In March 2003, we sold $100,000,000 of 8.0% unsecured senior notes, maturing in September 2012, at an effective yield of 7.40%. These notes were an add-on to the $150,000,000 senior unsecured notes sold in September 2002. The aggregate principal amount of outstanding notes of this series is now $250,000,000.

     As of March 31, 2003, we had stockholders' equity of $893,373,000 and a total outstanding debt balance of $740,830,000, which represents a debt to total book capitalization ratio of 0.45 to 1.0.

     In May 2003, we announced the amendment and extension of our primary unsecured revolving line of credit. The line of credit was expanded to $225,000,000, expires in May 2006 (with the ability to extend for one year at our discretion if we are in compliance with all covenants) and currently bears interest at the lender's prime rate or LIBOR plus 1.3% at our option. Also in May 2003, we repaid our $4,000,000 secured note and terminated this agreement. At the same time, we increased our $25,000,000 unsecured revolving line to $30,000,000. It bears interest at the lender's prime rate and expires in May 2004. Also, we have a secured line of credit in the amount of $60,000,000 bearing interest at the lender's prime rate or LIBOR plus 2.0%, at our option, with a floor of 7.0%. It expires in April 2004. At June 5, 2003, we had $66.25 million in borrowings outstanding under the unsecured lines of credit arrangements.

     As of May 31, 2003, we had an effective shelf registration on file with the Securities and Exchange Commission under which we may issue up to $285,557,000 of securities including debt securities, common and preferred stock and warrants. Depending upon market conditions, we anticipate issuing securities under our shelf registration to invest in additional health care facilities and to repay borrowings under our unsecured lines of credit arrangements.

     On June 9, 2003, we announced our intention to redeem all issued and outstanding shares of our Series B Cumulative Redeemable Preferred Stock at a redemption price of $25.00 per share plus accrued and unpaid dividends, as of the redemption date. We intend to fund this transaction with the proceeds from this offering.

RESULTS OF OPERATIONS MARCH 31, 2003 VS. MARCH 31, 2002

     Revenues were comprised of the following:

                                                  THREE MONTHS ENDED            CHANGE
                                             -----------------------------   -------------
                                             MAR. 31, 2003   MAR. 31, 2002      $       %
                                             -------------   -------------   -------   ---
                                                         (IN THOUSANDS)
Rental income..............................     $40,760         $28,739      $12,021    42%
Interest income............................       4,940           6,787       (1,847)  -27%
Commitment fees and other income...........         592             557           35     6%
                                                -------         -------      -------   ---
Totals.....................................     $46,292         $36,083      $10,209    28%
                                                =======         =======      =======   ===

     For the three months ended March 31, 2003, we generated increased rental income as a result of the acquisition of properties for which we receive rent. This was partially offset by a reduction in interest income due to the repayment of mortgage loans.

     Expenses were comprised of the following:

                                                     THREE MONTHS ENDED            CHANGE
                                                -----------------------------   ------------
                                                MAR. 31, 2003   MAR. 31, 2002     $       %
                                                -------------   -------------   ------   ---
                                                            (IN THOUSANDS)
Interest expense..............................     $11,875         $ 9,479      $2,396   25%
Provision for depreciation....................      11,652           8,293       3,359   41%
General and administrative....................       2,611           2,261         350   15%
Loan expense..................................         635             577          58   10%
Provision for loan losses.....................         250             250           0    0%
                                                   -------         -------      ------   --
Totals........................................     $27,023         $20,860      $6,163   30%
                                                   =======         =======      ======   ==

     The increase in interest expense from 2002 to 2003 was primarily due to higher average borrowings in 2003. This was partially offset by an increase in the amount of capitalized interest offsetting interest expense.

     We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the three months ended March 31, 2003, totaled $258,000. We had no capitalized interest for the three months ended March 31, 2002.

     The provision for depreciation increased primarily as a result of additional investments in properties owned directly by us.

     General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the three months ended March 31, 2003, were 5.64% as compared with 6.05% for the same period in 2002.

     The increase in loan expense was primarily due to the additional amortization of costs related to the unsecured line of credit renewal and the unsecured senior notes issued in 2002.

     Other items:

                                                   THREE MONTHS ENDED            CHANGE
                                              -----------------------------   ------------
                                              MAR. 31, 2003   MAR. 31, 2002     $      %
                                              -------------   -------------   -----   ----
                                                         (IN THOUSANDS)
Gain (loss) on sales of properties..........     $    34         $     0      $  34    n/a
Discontinued operations, net................          (6)            665       (671)  -101%
Preferred dividends.........................      (2,846)         (3,377)       531    -16%
                                                 -------         -------      -----   ----
Totals......................................     $(2,818)        $(2,712)     $(106)     4%
                                                 =======         =======      =====   ====

     During the three months ended March 31, 2003, we sold one property with a carrying value of $110,000 for a gain of $34,000. This property generated a net loss of $6,000 after deducting depreciation and interest expense from rental income for the three months ended March 31, 2003. All properties sold from January 1, 2002 through March 31, 2003, generated $665,000 of income after deducting depreciation and interest expense from rental income for the three months ended March 31, 2002.

     During the year ended December 31, 2002, the holder of our Series C Cumulative Convertible Preferred Stock converted 900,000 shares into 878,000 shares of common stock, leaving 2,100,000 shares outstanding at March 31, 2003 as compared to 3,000,000 at March 31, 2002. The decrease in preferred dividends is due to the reduction in outstanding preferred shares.

     As a result of the various factors mentioned above, net income available to common stockholders for the three months ended March 31, 2003 was $16,451,000, or $0.41 per diluted share, as compared with $12,511,000, or $0.37 per diluted share, for the same period in 2002.

RESULTS OF OPERATIONS DECEMBER 31, 2002 VS. DECEMBER 31, 2001

     Revenues were comprised of the following:

                                                       YEAR ENDED                CHANGE
                                              -----------------------------   -------------
                                              DEC. 31, 2002   DEC. 31, 2001      $       %
                                              -------------   -------------   -------   ---
                                                          (IN THOUSANDS)
Rental income...............................    $133,791        $ 93,237      $40,554    43%
Interest income.............................      26,525          31,294       (4,769)  -15%
Commitment fees and other income............       2,802           3,848       (1,046)  -27%
Prepayment fees.............................          --             990         (990)  n/a
                                                --------        --------      -------   ---
Totals......................................    $163,118        $129,369      $33,749    26%
                                                ========        ========      =======   ===

     We generated increased rental income as a result of the acquisition of properties for which we receive rent. This was partially offset by a reduction in interest income due to the repayment of mortgage loans. Commitment fees and other income decreased primarily as a result of the completion of construction projects.

     During 2001, we received payoffs on mortgages that had significant prepayment fee requirements, generating $990,000 in that year. During 2002, we did not receive any prepayment fees with respect to mortgage loan payoffs.

     Expenses were comprised of the following:

                                                       YEAR ENDED                CHANGE
                                              -----------------------------   -------------
                                              DEC. 31, 2002   DEC. 31, 2001      $       %
                                              -------------   -------------   -------   ---
                                                          (IN THOUSANDS)
Interest expense............................     $41,085         $30,359      $10,726    35%
Provision for depreciation..................      39,311          28,725       10,586    37%
General and administrative expenses.........       9,665           8,078        1,587    20%
Loan expense................................       2,373           1,775          598    34%
Impairment of assets........................       2,298              --        2,298   n/a
Loss on extinguishment of debt..............         403             213          190    89%
Provision for losses........................       1,000           1,000            0     0%
                                                 -------         -------      -------   ---
Totals......................................     $96,135         $70,150      $25,985    37%
                                                 =======         =======      =======   ===

     The increase in interest expense from 2001 to 2002 was primarily due to higher average borrowings during the year and a reduction in the amount of capitalized interest offsetting interest expense.

     We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 2002, totaled $170,000, as compared with $841,000 for the same period in 2001.

     The provision for depreciation increased primarily as a result of additional investments in properties owned directly by us.

     General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the year ended December 31, 2002, were 5.83% as compared with 6.03% for the same period in 2001.

     The increase in loan expense was primarily due to the additional amortization of costs related to the unsecured line of credit renewal and the unsecured senior notes issued in 2001 and 2002.

     During the year ended December 31, 2002, it was determined that the projected undiscounted cash flows from a parcel of land, one assisted living facility and one specialty care facility did not exceed their related net book values and impairment charges of $2,298,000 were recorded to reduce the properties to their estimated fair market values. The estimated fair market values of the properties were determined by offers to purchase received from third parties or estimated net sales proceeds.

     In April 2002, we purchased $35,000,000 of our outstanding unsecured senior notes that were due in 2003 and recorded a charge of $403,000 in connection with this early extinguishment. In September 2001, we purchased $7,750,000 of our outstanding unsecured senior notes that were due in 2002 and recorded a charge of $213,000 in connection with this early extinguishment. Effective January 1, 2003, in accordance with FASB Statement No. 145, we reclassified the losses on extinguishments of debt in 2001 and 2002 to income from continuing operations rather than as extraordinary items as previously required under FASB Statement No. 4.

     Other items:

                                                        YEAR ENDED                CHANGE
                                               -----------------------------   ------------
                                               DEC. 31, 2002   DEC. 31, 2001     $       %
                                               -------------   -------------   ------   ---
                                                           (IN THOUSANDS)
Gain (loss) on sales of properties...........    $ (1,032)       $ (1,250)     $  218   -17%
Discontinued operations, net.................       1,708           2,580        (872)  -34%
Preferred dividends..........................     (12,468)        (13,505)      1,037    -8%
                                                 --------        --------      ------   ---
Totals.......................................    $(11,792)       $(12,175)     $  383    -3%
                                                 ========        ========      ======   ===

     During the years ended December 31, 2002 and 2001, we sold properties with carrying values of $53,311,000 and $23,829,000 for net losses of $1,032,000 and $1,250,000, respectively. In August 2001, the Financial Accounting Standards Board issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. We adopted the standard effective January 1, 2002. In accordance with Statement No. 144, we have reclassified the income and expenses attributable to the properties sold during 2002 to discontinued operations. These properties generated $1,708,000 and $2,580,000 of income after deducting depreciation and interest expense from rental revenue for the years ended December 31, 2002 and 2001, respectively.

     As a result of the various factors mentioned above, net income available to common stockholders was $55,191,000, or $1.48 per diluted share, for 2002 as compared with $47,044,000, or $1.52 per diluted share, for 2001.

RESULTS OF OPERATIONS DECEMBER 31, 2001 VS. DECEMBER 31, 2000

     Revenues were comprised of the following:

                                                      YEAR ENDED                 CHANGE
                                             -----------------------------   --------------
                                             DEC. 31, 2001   DEC. 31, 2000      $       %
                                             -------------   -------------   -------   ----
                                                         (IN THOUSANDS)
Rental income..............................    $ 92,237        $ 82,522      $10,715     13%
Interest income............................      31,294          41,064       (9,770)   -24%
Commitment fees and other income...........       3,848           5,837       (1,989)   -34%
Prepayment fees............................         990              57          933   1637%
                                               --------        --------      -------   ----
Totals.....................................    $129,369        $129,480      $  (111)     0%
                                               ========        ========      =======   ====

     We generated increased rental income as a result of the completion of real property construction projects for which we began receiving rent and the purchase of properties previously financed by us.

This offset a reduction in interest income due to the repayment of mortgage loans and the purchase of properties previously financed by us.

     The reduction in commitment fees and other income is due primarily to the significant reduction in construction activity.

     During 2001, we received payoffs on mortgages that had significant prepayment fee requirements, generating the large increase over the prior year.

     Expenses were comprised of the following:

                                                       YEAR ENDED                CHANGE
                                              -----------------------------   -------------
                                              DEC. 31, 2001   DEC. 31, 2000      $       %
                                              -------------   -------------   -------   ---
                                                          (IN THOUSANDS)
Interest expense............................     $30,359         $32,855      $(2,496)   -8%
Provision for depreciation..................      28,725          21,183        7,542    36%
Loss on investment..........................          --           2,000       (2,000)  n/a
General and administrative expenses.........       8,078           7,405          673     9%
Loan expense................................       1,775           1,165          610    52%
Loss on extinguishment of debt..............         213              --          213   n/a
Provision for losses........................       1,000           1,000            0     0%
                                                 -------         -------      -------   ---
Totals......................................     $70,150         $65,608      $ 4,542     7%
                                                 =======         =======      =======   ===

     The decrease in interest expense from 2000 to 2001 was primarily due to lower average borrowings during the year offset by a reduction in the amount of capitalized interest offsetting interest expense.

     We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 2001, totaled $841,000, as compared with $3,079,000 for the same period in 2000.

     The provision for depreciation increased primarily as a result of additional investments in properties owned directly by us.

     In 2000, we restructured our investments with Summerville Health Care. As part of the restructuring agreement, Summerville agreed to permit us to re-lease 10 of its 11 facilities to new operators and repaid substantially all of our subdebt investment. As part of Summerville's recapitalization, our $2,000,000 non-yielding preferred stock investment was substantially diluted. Accordingly, we wrote off our investment in 2000, resulting in a $2,000,000 charge.

     General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the year ended December 31, 2001, were 6.03% as compared with 5.41% for the same period in 2000.

     The increase in loan expense was primarily due to the additional amortization of costs related to the unsecured senior notes issued in 2001.

     In September 2001, we purchased $7,750,000 of our outstanding unsecured senior notes that were due in 2002 and recorded a charge of $213,000 in connection with this early extinguishment. Effective January 1, 2003, in accordance with FASB Statement No. 145, we reclassified the loss on an extinguishment of debt in 2001 to income from continuing operations rather than an extraordinary item as previously required under FASB Statement No. 4.

     Other items:

                                                      YEAR ENDED                 CHANGE
                                             -----------------------------   --------------
                                             DEC. 31, 2001   DEC. 31, 2000      $       %
                                             -------------   -------------   -------   ----
                                                         (IN THOUSANDS)
Gain (loss) on sales of properties.........    $ (1,250)       $  1,684      $(2,934)  -174%
Discontinued operations, net...............       2,580           2,500           80      3%
Preferred dividends........................     (13,505)        (13,490)         (15)     0%
                                               --------        --------      -------   ----
Totals.....................................    $(12,175)       $ (9,306)     $(2,869)    31%
                                               ========        ========      =======   ====

     During the years ended December 31, 2001 and 2000, we sold properties with carrying values of $23,829,000 and $107,182,000, respectively, for a net loss of $1,250,000 in 2001 and a net gain of $1,684,000 in 2000. In August 2001, the
Financial Accounting Standards Board issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. We adopted the standard effective January 1, 2002. In accordance with Statement No. 144, we have reclassified the income and expenses attributable to the properties sold during 2002 to discontinued operations. These properties generated $2,580,000 and $2,500,000 of income after deducting depreciation and interest expense from rental revenue for the years ended December 31, 2001 and 2000, respectively.

     As a result of the various factors mentioned above, net income available to common stockholders was $47,044,000, or $1.52 per diluted share, for 2001 as compared with $54,566,000, or $1.91 per diluted share, for 2000.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions (see Note 1 to our audited consolidated financial statements). We believe that of our significant accounting policies, the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

  REVENUE RECOGNITION

     Revenue is recorded in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), as amended. SAB 101 requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectibility. If the collectibility of revenue is determined incorrectly, the amount and timing of our reported revenue could be significantly affected. Interest income on loans is recognized as earned based upon the principal amount outstanding. Operating lease income includes base rent payments plus fixed annual rent increases, which are recognized on a straight-line basis over the minimum lease period. This lease income is greater than the amount of cash received during the first half of the lease term.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if there are indicators of impairment. These indicators may include anticipated operating losses at the property level, the tenant's inability to make rent payments, a decision to dispose of an asset before the end of its estimated useful life and changes in the market that may permanently reduce the value of the property. If indicators of impairment exist, then the undiscounted future cash flows from the most likely use of the property are compared to the current net book value. If the undiscounted cash flows are less than the net book value, an impairment loss would be recognized to the extent that the net book value exceeds the current fair market value. This analysis requires us to determine if indicators of impairment exist and to estimate the most likely stream of cash flows to be generated from the property during the period the property is expected to be held. If the projections or assumptions change in the future, we may be required to record an impairment charge and reduce the net book value of the property owned.

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of these loans, including general economic conditions and estimated collectibility of loan payments. We regularly evaluate the collectibility of our loans receivable based on a combination of factors. These factors include delinquency status (as determined by frequency of payments), historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying property. If these factors indicate that there is greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required.

  DEPRECIATION AND USEFUL LIVES

     We compute depreciation on our properties using the straight-line method based on their estimated useful lives which range from fifteen to forty years for buildings and five to twelve years for improvements. A significant portion of the acquisition cost of each property is allocated to the building (usually approximately 90%). The allocation of the acquisition cost to building and the determination of the useful life of a property are based on appraisals commissioned from independent real estate appraisal firms. If we do not allocate appropriately to the building or if we incorrectly estimate the useful life of our properties, the computation of depreciation will not appropriately reflect the allocation of our capital expenditures over future periods.

IMPACT OF INFLATION

     During the past three years, inflation has not significantly affected our earnings because of the moderate inflation rate. Additionally, our earnings are primarily long-term investments with fixed interest rates. These investments are mainly financed with a combination of equity, senior notes and borrowings under our revolving lines of credit. During inflationary periods that generally are accompanied by rising interest rates, our ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, we believe that inflation will not impact the availability of equity and debt financing.

                            MANAGEMENT AND DIRECTORS

     The following table sets forth certain information regarding our Executive Officers and Directors:

EXECUTIVE OFFICERS

NAME                                   AGE                           OFFICE
----                                   ---                           ------
George L. Chapman....................  56    Chairman of the Board and Chief Executive Officer
Raymond W. Braun.....................  45    President and Chief Financial Officer
Erin C. Ibele........................  41    Vice President and Corporate Secretary
Charles J. Herman, Jr................  38    Vice President, Operations
Scott A. Estes.......................  32    Vice President, Finance
Michael A. Crabtree..................  46    Treasurer

BOARD OF DIRECTORS

NAME                                   AGE                          POSITION
----                                   ---                          --------
William C. Ballard, Jr. .............  62    Of Counsel, Greenebaum Doll & McDonald PLLC and
                                             Director, Trover Solutions, Inc. and UnitedHealth Group
Pier C. Borra........................  63    Chairman and Chief Executive Officer of CORA Health
                                             Services, Inc., Lima, Ohio, and former Chairman,
                                             President and Chief Executive Officer of Arbor Health
                                             Care Company, Lima, Ohio
George L. Chapman....................  56    Chairman of the Board and Chief Executive Officer
Jeffrey H. Donahue...................  57    President and Chief Executive Officer of the Enterprise
                                             Social Investment Corporation and former Executive Vice
                                             President and Chief Financial Officer of The Rouse
                                             Company
Peter J. Grua........................  49    Principal and President of HLM Management Company,
                                             Inc., Boston, Massachusetts
Sharon M. Oster......................  54    Professor of Economics, Entrepreneurship and
                                             Management, Yale University School of Management and
                                             Director of Aristotle Corporation and Transpro, Inc.
Bruce G. Thompson....................  73    President and Director of First Toledo Corporation,
                                             Toledo, Ohio and Director of Kingston HealthCare
                                             Company, Toledo, Ohio
R. Scott Trumbull....................  54    Chairman of the Board and Chief Executive Officer of
                                             Franklin Electric Co., Inc. and former Executive Vice
                                             President International Operations & Corporate
                                             Development and Chief Financial Officer of
                                             Owens-Illinois, Inc.
Richard A. Unverferth................  79    Chairman of the Board of Unverferth Manufacturing,
                                             Inc., Kalida, Ohio and Chairman of the Board of H.C.F.
                                             Inc., Kalida, Ohio

                    DESCRIPTION OF SERIES D PREFERRED STOCK

     This description of the particular terms of the Series D Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.

GENERAL

     Pursuant to our Second Restated Certificate of Incorporation, referred to in this prospectus supplement as our "Certificate," we are authorized to issue up to 25,000,000 shares of preferred stock, $1.00 par value per share, in one or more series, with such designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices and the liquidation preferences in each case, if any, as are permitted by Delaware law and as the Board of Directors may determine by adoption of an amendment to the Certificate without any further vote or action by our stockholders.

     Of our preferred stock:

     - 13,000 shares have been designated as Junior Participating Preferred Stock, Series A,

     - 3,450,000 shares have been designated as 8 7/8% Series B Cumulative Redeemable Preferred Stock, and

     - 3,000,000 shares have been designated as Series C Cumulative Convertible Preferred Stock.

     As of June 5, 2003, 3,000,000 shares of the Series B Cumulative Redeemable Preferred Stock and 1,346,000 shares of the Series C Cumulative Convertible Preferred Stock were issued and outstanding. We anticipate redeeming the Series B Cumulative Redeemable Preferred Stock with the net proceeds from this offering.

     The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections in the Certificate and the Certificate of Designation creating the Series D Preferred Stock, which have been filed with the Securities and Exchange Commission, and which are available as described under the heading "Where You Can Find Additional Information" in the prospectus.

MATURITY

     The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

DIVIDENDS

     Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors or authorized Board committee, out of funds legally available for the payment of dividends,
cumulative preferential cash dividends at the rate of      % of the liquidation
preference per annum per share, equivalent to $     per share.

     Dividends on the Series D Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the 15th day of January, April, July and October or, if not a business day, the next succeeding business day. The first dividend on the Series D Preferred Stock is scheduled to be paid on October 15, 2003. Any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable dividend payment date or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

     No dividends on shares of Series D Preferred Stock will be declared by the Board of Directors or paid or set apart for payment by us if such declaration or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series D Preferred Stock will not bear interest and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

     If, for any taxable year, we elect to designate as "capital gain dividends," as defined in Section 857 of the Internal Revenue Code, any portion of the dividends, as determined for federal income tax purposes, paid or made available for the year to holders of all classes of stock, then the portion of the capital gains dividends that will be allocable to the holders of Series D Preferred Stock will be the amount that the total dividends, as determined for federal income tax purposes, paid or made available to the holders of the Series D Preferred Stock for the year bears to the total dividends paid or made available for the year to holders of all classes of stock. We will make a similar allocation with respect to any of our undistributed long-term capital gains that are to be included in our stockholders' long-term capital gains, based on the allocation of the capital gains amount that would have resulted if such undistributed long-term capital gains had been distributed as capital gains dividends by us to our stockholders. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading "Taxation."

     No full dividends will be declared or paid or set apart for payment on any series of preferred stock ranking, as to dividends, on a parity with or junior to the Series D Preferred Stock, other than a dividend in shares of any class of stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or a sum sufficient for such full payment is not so set apart, upon the Series D Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series D Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of preferred stock will bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of preferred stock bear to each other. If such other preferred stock does not have a cumulative dividend, there will be no accrual in respect of unpaid dividends for prior dividend periods for such preferred stock.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment nor will any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation. Further, no shares of common stock or any other shares of our capital stock ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation will be redeemed, purchased or otherwise acquired by us for any consideration, and no money will be paid to or made available for a sinking fund for the redemption of any such shares of any such stock. However, such shares may be converted into or exchanged for other capital stock of ours ranking junior to the

Series D Preferred Stock as to dividends and upon liquidation and may be acquired by us for the purpose of preserving our qualification as a REIT.

LIQUIDATION PREFERENCES

     Upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the Series D Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series D Preferred Stock as to liquidation rights. For further information regarding the rights of the holders of the Series D Preferred Stock upon our liquidation, dissolution or winding up of our business, see "Description of Our Preferred Stock -- Liquidation Preference" in the accompanying prospectus.

REDEMPTION

     The Series D Preferred Stock is not redeemable prior to July 15, 2008. On and after July 15, 2008, we may redeem shares of the Series D Preferred Stock, at our option at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days' written notice, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, to the extent we have funds legally available therefor. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of our other capital stock, which may include shares of other series of preferred stock. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depository shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series D Preferred Stock to be redeemed must surrender the certificates representing the shares of such Series D Preferred Stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us. See "Description of Our Preferred Stock -- Redemption" in the accompanying prospectus.

     Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series D Preferred Stock will be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchange for our capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase by us of shares of Series D Preferred Stock in order to ensure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock. See "-- Restrictions on Ownership and Transfer" below. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series D Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by us will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

     Each notice will state:

          (i) the redemption date;

          (ii) the redemption price;

          (iii) the number of shares of Series D Preferred Stock to be redeemed;

          (iv) the place or places where the Series D Preferred Stock is to be surrendered for payment of the redemption price; and

          (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

     If less than all of the Series D Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder also will specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

     Immediately prior to any redemption of Series D Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series D Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date.

RANK

     The Series D Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

     - senior to all classes or series of our common stock, and to all equity securities ranking junior to the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up,

     - on parity with our Junior Participating Preferred Stock, Series A, our
       8 7/8% Series B Cumulative Redeemable Preferred Stock, our Series C Cumulative Convertible Preferred Stock and all other equity securities to be issued by us the terms of which specifically provide that such equity securities rank on parity with the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up, and

     - junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

VOTING RIGHTS

     Holders of the Series D Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.

     Whenever dividends on the Series D Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of the Series D Preferred Stock (voting separately as a class with holders of all other series of our preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of our Company. Such voting right would be exercisable at the next annual meeting of stockholders or at a special meeting called by holders of record of at least 25% of the Series D Preferred Stock or by holders of any such other series of preferred stock so in arrears with like voting rights (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders), and at each subsequent annual meeting. Such voting right would continue until all dividends accumulated on the Series D Preferred Stock for the past dividend periods and the dividend for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment.

     So long as any shares of Series D Preferred Stock remain outstanding, we will not, without the consent of the affirmative vote of the holders of a majority of the shares of Series D Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series D Preferred Stock voting separately as a class):

     - authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking senior to such Series D Preferred Stock with respect to payment of dividends, or in the distribution of assets on liquidation, dissolution or winding up, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or

     - repeal, amend, or otherwise change any of the provisions applicable to the Series D Preferred Stock in any manner that materially and adversely affects the powers, preferences, or other special rights or privileges of the Series D Preferred Stock or the holders thereof.

However,

     - increases in the amount of our authorized preferred stock or the creation or issuance of other series of preferred stock, or

     - increases in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series D Preferred Stock,

will not be deemed to materially and adversely affect such powers, preferences, or other special rights or privileges.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series D Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

     Except as expressly stated in the Certificate of Designation, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof will not be required for the taking of any corporate action, including, but not limited to, any merger or consolidation in which we are involved or a sale of all or substantially all of our assets, except to the extent that such merger, consolidation or sale changes the express powers, preferences, rights or privileges of the holders of the Series D Preferred Stock in a manner that would materially and adversely affect the holders of the Series D Preferred Stock.

CONVERSION

     The Series D Preferred Stock is not convertible into or exchangeable for any of our other property or securities.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     In addition to other qualifications, for us to qualify as a REIT, (1) not more than 50% in value of our outstanding capital stock, including the Series D Preferred Stock, may be owned, actually or constructively, by five or fewer individuals at any time during the last half of our taxable year and (2) our outstanding stock must be beneficially owned by 100 or more persons on 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which a REIT election was made.

     Under our by-laws we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our Board of Directors or counsel, disqualify us as a real estate investment trust. The Certificate of Designation for the Series D Preferred Stock contains restrictions on the ownership and transfer of the Series D Preferred Stock that are designed to assist us in complying with certain REIT requirements. Specifically, in addition to restating our authority to refuse transfers of the Series D Preferred Stock that could disqualify us as a REIT, these restrictions provide that no person may acquire shares of Series D Preferred Stock that, when combined with all other holdings by such person of shares of Series D Preferred Stock and our shares of any other class or series, would result in the direct or indirect beneficial ownership by such person of our shares with a market value exceeding 9.8% of the market value of all of our outstanding equity of all classes, calculated on a combined basis. Further, these restrictions prohibit any issuance or transfer of any Series D Preferred Stock to any person to the extent that, following such issuance or transfer, such person would own shares issued by us having an aggregate market value in excess of such total ownership value limit. Any purported transfer of Series D Preferred Stock that would otherwise result in any person violating such total ownership value limit, or such higher limit as may be permitted by our Board of Directors in a particular situation, will be void and have no force or effect. For purposes of the application of these restrictions to any person, any securities convertible into our shares and any rights or options to acquire our shares that are held by such person shall be treated as if such conversion rights, acquisition rights and options had been exercised.

     If this provision of the Certificate of Designation is determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares of Series D Preferred Stock will be deemed to have acted as our agent in acquiring such shares that are in excess of the limit, and will be deemed to hold such excess shares on our behalf. As the equivalent of treasury securities for such purposes, the excess shares will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends or any other distribution with respect to such shares. Any person who receives dividends or any other distribution in respect of the excess shares will hold the same as our agent and for the transferee of the excess shares following a permitted transfer.

     The Certificate of Designation further provides that any person who violates the above-described restrictions on ownership in acquiring actual or constructive ownership of shares of Series D Preferred Stock is required to give immediate notice to us and provide us with such other information as we may request in order to determine the effect of such acquisition on our status as a REIT.

     The foregoing ownership and transfer restrictions will not preclude the settlement of any transactions through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system on which the Series D Preferred Stock is traded. Settlement of any transaction, however, will not negate the effect of the ownership and transfer restrictions described above, which shall remain applicable to all acquiring persons.

REGISTRAR AND TRANSFER AGENT

     The registrar, transfer agent and dividend and redemption price disbursement agent in respect of the Series D Preferred Stock will be Mellon Investor Services LLC.

               ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This discussion is a summary of the additional material federal income tax consequences to holders of the Series D Preferred Stock that are not discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading "Taxation." This discussion is for general information only and is not tax advice. The tax treatment of the Series D Preferred Stock will depend on the holder's particular situation, and this summary only applies to holders that hold Series D Preferred Stock as capital assets. This discussion does not deal with special tax situations such as insurance companies, financial institutions or broker-dealers.

     This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of Series D Preferred Stock as set forth in this summary. Before you purchase Series D Preferred Stock, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and selling such stock.

     Moreover, in order to qualify to be taxed as a REIT, we must elect to be taxed as a REIT and satisfy a variety of complex tests relating to share ownership, income, assets and distributions. For a summary of these tests and a more detailed discussion of our federal income taxation and that of our stockholders, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading "Taxation."

LEGISLATIVE DEVELOPMENTS

     On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 generally will reduce the maximum tax rate applicable to you on capital gains recognized on the sale or other disposition of shares of the Series D Preferred Stock from 20% to 15%.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 also generally will reduce the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax. Except in limited circumstances, this reduced tax rate will not apply to dividends paid to you by us on shares of the Series D Preferred Stock, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to the Series D Preferred Stock that are attributable to (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries, (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year) and (3) distributions by us that we designate as long-term capital gains dividends (except for certain distributions taxable to you at a maximum rate of 25%).

     The dividend and capital gains tax rate reductions provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003 generally are effective for taxable years ending on or after May 6, 2003 through December 31, 2008. Without future legislative changes, the maximum long-term capital gains and dividend rates discussed above will increase in 2009.

     These legislative changes affect the discussion in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading "Taxation" to the extent that section describes applicable long-term capital gains tax rates, the taxation of dividends and then-recent legislation.

REDEMPTION OF SHARES OF THE SERIES D PREFERRED STOCK

     If we redeem any of your shares of the Series D Preferred Stock, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a "complete termination" of your interest in all classes of our equity securities, is a "substantially disproportionate redemption" or is "not essentially equivalent to a dividend" with respect to you. In applying these tests, there must be taken into account your ownership of all classes of our equity securities. You also must take into account any of our equity securities that are considered to be constructively owned by you.

     If, as a result of a redemption by us of your shares of the Series D Preferred Stock, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares of Series D Preferred Stock would be considered "not essentially equivalent to a dividend" and, thus, would result in capital gain or loss to you to the extent of the difference between the amount of the distribution and your adjusted tax basis in such shares. However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

     Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares of the Series D Preferred Stock will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares of the Series D Preferred Stock will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc. and UBS Securities LLC, have severally agreed to purchase from us the following respective number of shares of Series D Preferred Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

UNDERWRITER                                                    NUMBER OF SHARES
-----------                                                    ----------------
Deutsche Bank Securities Inc. ..............................
UBS Securities LLC..........................................
Legg Mason Wood Walker, Incorporated........................
McDonald Investments Inc., a KeyCorp Company................
Raymond James & Associates, Inc. ...........................
A.G. Edwards & Sons, Inc. ..................................
Lehman Brothers Inc. .......................................
                                                                  ---------
  Total.....................................................
                                                                  =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Series D Preferred Stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the Series D Preferred Stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Series D Preferred Stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess
of $     per share under the public offering price. The underwriters may allow,
and these dealers may re-allow, a concession of not more than $     per share to
other dealers. After this offering, the representatives of the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than days after the date of this prospectus supplement, to purchase up to additional shares of Series D Preferred Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Series D Preferred Stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of Series D Preferred Stock as the number of shares of Series D Preferred Stock to be purchased by it in the above table bears to the total number of shares of Series D Preferred Stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of Series D Preferred Stock to the underwriters to the extent the option is exercised. If any additional shares of Series D Preferred Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

     While the underwriters have advised us that they intend to make a market in the Series D Preferred Stock prior to commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Series D Preferred Stock will exist prior to commencement of trading.

     The underwriting discounts and commissions per share are equal to the public offering price per share of Series D Preferred Stock less the amount paid by the underwriters to us per share of Series D Preferred Stock. The
underwriting discounts and commissions per share are      % of the public
offering price. We
have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                         WITHOUT EXERCISE    WITH FULL EXERCISE
                                                         OF OVER-ALLOTMENT   OF OVER-ALLOTMENT
                                                              OPTION               OPTION
                                                         -----------------   ------------------
Discounts and commissions paid by us:
  Per share............................................      $                    $
  Total................................................

     In addition, we estimate that the total expenses of this offering,
excluding underwriting discounts and commissions, will be approximately $     .

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     In order to facilitate the offering of our Series D Preferred Stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our Series D Preferred Stock. Specifically, the underwriters may over-allot shares of our Series D Preferred Stock in connection with this offering, thus creating a short sales position in our Series D Preferred Stock for their own account. A short sales position results when an underwriter sells more shares of Series D Preferred Stock than that underwriter is committed to purchase. A short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made for an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters will have to close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     Accordingly, to cover these short sales positions or to stabilize the market price of our Series D Preferred Stock, the underwriters may bid for, and purchase shares of our Series D Preferred Stock in the open market. These transactions may be effected on the New York Stock Exchange or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our Series D Preferred Stock may have the effect of raising or maintaining the market price of our Series D Preferred Stock or preventing or mitigating a decline in the market price of our Series D Preferred Stock. As a result, the price of the shares of our Series D Preferred Stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     A prospectus supplement in electronic format may be made available on Internet Web sites maintained by one or more of the lead underwriters of this offering and may be made available on Web sites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter's Web site and any information contained in any other Web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

     Certain of the underwriters or their predecessors have, from time to time, provided investment banking and other financial advisory services to us, for which they have received customary fees. Each of

Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., UBS AG, Cayman Islands Branch, an affiliate of UBS Securities LLC, and Key Corporate Capital Inc., an affiliate of McDonald Investments Inc., a KeyCorp Company, is a lender under our Amendment No. 1 to Amended and Restated Loan Agreement dated May 15, 2003 and will receive some of the net proceeds of this offering. At June 5, 2003, approximately $60 million in borrowings were outstanding under this agreement. Also, KeyBank National Association, Deutsche Bank Securities Inc. and UBS Securities LLC (formerly UBS Warburg LLC) are the administrative, syndication and documentation agents, respectively, under such agreement.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Series D Preferred Stock offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter will pass upon certain federal income tax matters relating to us and Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated herein by reference. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PROSPECTUS
                                  $677,344,400
                             HEALTH CARE REIT, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

    We may periodically offer and sell, in one or more offerings:

    - debt securities

    - shares or fractional shares of preferred stock

    - shares of common stock

    - warrants to purchase debt securities, preferred stock, or common stock

    We will offer these securities at an aggregate initial public offering price of up to $677,344,400, on terms we will determine at the time of offering. We may offer our debt securities and preferred stock, common stock and warrants separately or together, in separate classes or series, in amounts, at prices and on terms we will describe in one or more supplements to this Prospectus. Each Prospectus Supplement will include, where applicable:

    - In the case of debt securities:

       - specific designation

       - aggregate principal amount

       - denomination

       - maturity

       - priority

       - interest rate

       - time of interest

       - terms of redemption at our option or repayment at your option or for sinking fund payments

       - terms for conversion into or exchange for other securities we offer

       - initial public offering price

    - In the case of preferred stock:

       - series designation

       - number of shares

       - dividend

       - liquidation preference

       - redemption

       - conversion

       - voting and other rights

       - initial public offering price

    - In the case of common stock:

       - number of shares

       - initial public offering price

    - In the case of warrants:

       - number

       - terms

       - designation and number of securities issuable upon their exercise

       - exercise price

       - any listing of the warrants or the underlying securities on a securities exchange

       - any other terms in connection with the offering, sale, and exercise

    - In the case of all securities offered:

       - whether such securities will be offered separately or together with other securities

    In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes. The applicable Prospectus Supplement will also contain information about certain federal income tax considerations relating to, and any listing on a securities exchange of, these securities.

    We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See "Plan of Distribution." No securities may be sold without the delivery of the applicable Prospectus Supplement describing the securities and the method and terms of their offering.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
               MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.

    This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 7, 2001.

                               TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.......................................     3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........     3
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................     4
DOCUMENTS INCORPORATED BY REFERENCE.........................     4
ABOUT OUR COMPANY...........................................     5
RISK FACTORS................................................     5
HOW WE INTEND TO USE THE PROCEEDS...........................     6
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...............     6
GENERAL DESCRIPTION OF THE OFFERED SECURITIES...............     6
DESCRIPTION OF DEBT SECURITIES..............................     7
     General................................................     7
     Denominations, Interest, Registration and Transfer.....     9
     Merger, Consolidation or Sale of Assets................     9
     Certain Covenants......................................    10
     Events of Default and Related Matters..................    10
     Modification of an Indenture...........................    11
     Discharge, Defeasance and Covenant Defeasance..........    12
     Subordination..........................................    13
     Guarantees.............................................    13
     Global Securities......................................    13
DESCRIPTION OF OUR COMMON STOCK.............................    13
     General................................................    14
     Share Purchase Rights..................................    14
DESCRIPTION OF OUR PREFERRED STOCK..........................    15
     General................................................    16
     Rank...................................................    16
     Distributions..........................................    17
     Redemption.............................................    17
     Liquidation Preference.................................    18
     Voting Rights..........................................    18
     Conversion Rights......................................    18
     Our Exchange Rights....................................    19
DESCRIPTION OF WARRANTS.....................................    19
     General................................................    19
     Exercise of Securities Warrants........................    20
     Amendments and Supplements to Securities Warrant
      Agreement.............................................    21
     Common Stock Warrant Adjustments.......................    21
RESTRICTIONS ON TRANSFER OF SECURITIES......................    21
DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
  INCORPORATION AND BY-LAWS.................................    22
     Anti-Takeover Provisions...............................    22
     Limitations On Transactions Involving Us and Our
      Shareholders..........................................    23
REIT QUALIFICATION..........................................    24
PLAN OF DISTRIBUTION........................................    24
LEGAL OPINIONS..............................................    25
EXPERTS.....................................................    25

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to a total amount of proceeds of $677,344,400. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information" and "Documents Incorporated By Reference."

     You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and similar references mean Health Care REIT, Inc. and its subsidiaries.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

     - the possible expansion of our portfolio;

     - the performance of our operators and properties;

     - our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any;

     - our ability to make distributions;

     - our policies and plans regarding investments, financings and other matters;

     - our tax status as a real estate investment trust;

     - our ability to appropriately balance the use of debt and equity; and

     - our ability to access capital markets or other sources of funds.

     When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

     - the status of the economy;

     - the status of capital markets, including prevailing interest rates;

     - compliance with and changes to regulations and payment policies within the health care industry;

     - changes in financing terms;

     - competition within the health care and senior housing industries; and

     - changes in federal, state and local legislation.

     Other important factors are identified in our Annual Report on Form 10-K, which is incorporated into this prospectus, including factors identified under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

     Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

     You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

     - we consider incorporated documents to be part of the prospectus;

     - we may disclose important information to you by referring you to those documents; and

     - information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

     This prospectus incorporates by reference the following documents:

     - Annual Report on Form 10-K for the year ended December 31, 2000.

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

     - Quarterly Report on Form 10-Q for the quarterly period ended June 30,
       2001.

     - Current Reports on Form 8-K filed with the SEC on June 15, 2001 and August 9, 2001.

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

     - The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.

     - The description of the rights to purchase our Series A junior participating preferred stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description.

     - All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

     This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

     Erin C. Ibele, Vice President and Corporate Secretary
     Health Care REIT, Inc.
     One SeaGate
     Suite 1500
     Toledo, Ohio 43604
     (419) 247-2800

                               ABOUT OUR COMPANY

     Health Care REIT, Inc. is a self-administered real estate investment trust that invests in health care facilities, primarily skilled nursing facilities and assisted living facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities. As of September 30, 2001, our investment portfolio included 147 assisted living facilities, 48 skilled nursing facilities and seven specialty care facilities, comprising $1.1 billion in real estate investments.

     We seek to increase funds from operations and enhance shareholder value through relationship investing with public and emerging health care chains. The primary components of our strategy include:

     - Relationship Investing. We establish relationships with emerging health care companies and seek to provide financing throughout their growth cycles. We target companies with experienced management teams, substantial insider ownership interests, venture capital backing and significant growth potential.

     - Portfolio Management. We derive portfolio strength from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with corresponding recurring income and funds from operations. Generally, our operating leases extend for ten to 15 years and our mortgage loans provide five to seven years of prepayment protection. At September 30, 2001, the average life of our portfolio was nine years, with 88% of our annualized revenue derived from investments that mature after the year 2004.

     - Depth of Management. Our management team includes six individuals with a total of approximately 99 years of experience in health care and real estate finance.

     Our objective is to enable you to participate in health care investments that produce income and preserve principal. Since our inception, we have paid 122 consecutive quarterly dividends.

     Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and the telephone number is (419) 247-2800.

                                  RISK FACTORS

     Certain of the securities to be offered hereby may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such offered securities.

                       HOW WE INTEND TO USE THE PROCEEDS

     Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional properties and the repayment of borrowings under our credit facility or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                       EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, "earnings" consist of pre-tax net income before extraordinary item, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges reduced by the amount of capitalized interest. "Fixed charges" means the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness.

                                            NINE MONTHS
                                               ENDED
                                           SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                           --------------    ------------------------------------
                                           2001     2000     2000    1999    1998    1997    1996
                                           -----    -----    ----    ----    ----    ----    ----
Consolidated ratio of earnings to fixed
  charges (unaudited)....................  2.81     2.69     2.66    2.83    3.05    3.40    2.93
Consolidated ratio of earnings to
  combined fixed charges and preferred
  stock dividends (unaudited)............  2.02     2.01     1.98    2.10    2.63    3.40    2.93

     We issued 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock in May 1998, and 3,000,000 shares of Series C Cumulative Convertible Preferred Stock in January 1999.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may offer under this prospectus one or more of the following categories of our securities:

     - debt securities, in one or more series;

     - shares of our preferred stock, par value $1.00 per share, in one or more series;

     - shares of our common stock, par value $1.00 per share;

     - common stock warrants;

     - preferred stock warrants;

     - debt securities warrants; and

     - any combination of the foregoing, either individually or as units.

     The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering. Our amended certificate of incorporation authorizes us to issue 75,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of our preferred stock:

     - 13,000 shares have been designated as Junior Participating Preferred Stock, Series A,

     - 3,450,000 shares have been designated as 8 7/8% Series B Cumulative Redeemable Preferred Stock, and

     - 3,000,000 shares have been designated as Series C Cumulative Convertible Preferred Stock.

     As of October 25, 2001, we had issued 32,595,721 shares of common stock, 3,000,000 shares of 8 7/8% Series B preferred stock and 3,000,000 shares of Series C preferred stock.

     Our common stock is listed on the New York Stock Exchange under the symbol "HCN." We intend to apply to list any additional shares of common stock which are issued and sold hereunder. We may apply to list any additional series of preferred stock which are offered and sold hereunder, as described in the prospectus supplement relating to such preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

     The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where You Can Find Additional Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

     We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

     We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

     We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

     - the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

     - the aggregate principal amount of the securities;

     - the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

     - if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

     - the stated maturity date;

     - any fixed or variable interest rate or rates per annum;

     - the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

     - the date from which interest may accrue and any interest payment dates;

     - any sinking fund requirements;

     - any provisions for redemption, including the redemption price and any remarketing arrangements;

     - whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

     - whether we will issue the debt securities in certificated or book-entry form;

     - whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

     - whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

     - the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

     - whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

     - the subordination provisions, if any, relating to the debt securities;

     - if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

     - whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

     - the provisions relating to any security provided for the debt securities; and

     - the provisions relating to any guarantee of the debt securities.

     We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

     Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

     Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

     If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

     - to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

     - in any other lawful manner, all as the applicable indenture describes.

     You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange." You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

     The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

     - if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

     - immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

CERTAIN COVENANTS

     Existence. Except as permitted as described above under " -- Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

     Provisions of Financial Information. Whether or not we remain required to do so under the Exchange Act, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

     Additional Covenants. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

EVENTS OF DEFAULT AND RELATED MATTERS

     Events of Default. The term "event of default" for any series of debt securities means any of the following:

     - We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

     - We do not pay interest on a debt security of that series within 30 days after its due date.

     - We do not deposit any sinking fund payment for that series within 30 days after its due date.

     - We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

     - We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

     - We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

     - Any other event of default described in the applicable prospectus supplement occurs.

     Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

     The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     - the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

     Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MODIFICATION OF AN INDENTURE

     There are three types of changes we can make to the indentures and the debt securities:

     Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

     - change the stated maturity of the principal or interest on a debt security;

     - reduce any amounts due on a debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

     - change the currency of payment on a debt security;

     - impair your right to sue for payment;

     - modify the subordination provisions, if any, in a manner that is adverse to you;

     - reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

     - reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

     - waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

     - modify any of the foregoing provisions.

     Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "-- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

     Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under " -- Discharge, Defeasance and Covenant Defeasance -- Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

     Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

     - we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

     - the current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

     - we must deliver to the trustee a legal opinion confirming the tax law change described above.

     If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

     Covenant Defeasance. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

     If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

     - any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

     - any subordination provisions; and

     - certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

SUBORDINATION

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

     - the indebtedness ranking senior to the debt securities being offered;

     - the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

     - the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

     - provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

GUARANTEES

     Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

GLOBAL SECURITIES

     If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

                        DESCRIPTION OF OUR COMMON STOCK

     The following is a summary of certain provisions of our amended certificate of incorporation and by-laws, which documents set forth certain terms of our common stock. Because this summary is not complete, you should refer to such documents for complete information. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     Common stock holders are entitled to receive dividends when declared by the Board of Directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stock holders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stock holders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stock holders' prior preferential rights. Common stock holders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under "Restrictions on Transfer of Securities" below. The transfer agent for our common stock is Mellon Investor Services, L.L.C.

     Each outstanding share of our common stock is accompanied by a right to purchase one one-thousandth of a share of our junior participation preferred stock, Series A, at the price of $48, subject to certain anti-dilution adjustments. We have designated and reserved 13,000 shares of our preferred stock as such Class A preferred stock for issuance upon exercise of the rights. The existence of such rights could have the effect of delaying, deterring or preventing a change in our control. The purchase rights and the Class A preferred stock are more fully discussed below under the caption "Share Purchase Rights." For a description of other provisions of our amended certificate of incorporation and by-laws that could have the effect of delaying, deterring or preventing a change in our control, please see "Description of Certain Provisions of Our Certificate of Incorporation and By-Laws" below.

     The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See "Description of Our Preferred Stock" below.

SHARE PURCHASE RIGHTS

     On July 19, 1994, our board of directors adopted a shareholder rights plan, commonly referred to as a "poison pill," which authorized the issuance of one preferred share purchase right for each outstanding share of common stock. Under certain conditions, each right may be exercised to purchase one one-thousandth of a share of our Junior Participating Preferred Stock, Series A, for $48, subject to certain anti-dilution adjustments. The number of rights outstanding and Series A preferred stock issuable upon exercise, as well as the Series A preferred stock purchase price, are subject to customary antidilution adjustments.

     The rights are evidenced by the certificates for shares of common stock, and in general are not transferable apart from the common stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for 15% or more of our outstanding common stock, or the occurrence of other events as specified in a rights agreement between us and Mellon Investor Services, L.L.C., as rights agent. Under certain conditions as specified in the rights agreement, including but not limited to, the acquisition by a party of 15% or more of our outstanding common stock, or the acquisition of us in a merger or other business combination, each holder of a right (other than an acquiring person, whose rights will be void) will receive upon its exercise and payment of the exercise price that number of shares of our common stock, or the common stock of the other party, as applicable, having a market value of two times the exercise price of the right.

     The rights expire on August 5, 2004, and until they are exercised, their holder will have no rights as a shareholder. At our option, the rights may be redeemed in whole at a price of $.01 per right any time prior to becoming exercisable. In general, we may also exchange the rights at a ratio of one share of common stock per right after becoming exercisable but prior to any party acquiring 50% or more of the outstanding shares of common stock.

     Series A preferred stock issuable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will have 1,000 votes and will be entitled to:

     - a minimum preferential quarterly dividend payment equal to the greater of $25.00 per share or 1,000 times the amount of the dividends per share paid on the common stock;

     - a liquidation preference in an amount equal to the greater of $100 or 1,000 times the amount per share paid on the common stock; and

     - a payment in connection with a business combination in which shares of common stock are exchanged equal to 1,000 times the amount per share paid on the common stock.

     The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price for all of our shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire us on terms not approved by our board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination.

                       DESCRIPTION OF OUR PREFERRED STOCK

     The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our amended certificate of incorporation and by-laws, copies of which have been filed with the SEC. See "Where You Can Find Additional Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

     Our board of directors will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     - any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

     - if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

     - whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

     The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

     The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our amended certificate of incorporation, including any applicable certificate of designation, and our by-laws.

     The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

     - the description of the preferred shares;

     - the number of the preferred shares offered;

     - the voting rights, if any, of the holders of the preferred shares;

     - the offering price of the preferred shares;

     - the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

     - the date from which distributions on the preferred shares shall accumulate;

     - the provisions for any auctioning or remarketing, if any, of the preferred shares;

     - the provision, if any, for redemption or a sinking fund;

     - the liquidation preference per share;

     - any listing of the preferred shares on a securities exchange;

     - whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

     - a discussion of federal income tax considerations;

     - the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

     - any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

     - any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

     - any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

RANK

     Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

DISTRIBUTIONS

     Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors.

     Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

     We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

REDEMPTION

     We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

     If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

LIQUIDATION PREFERENCE

     The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

     If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

VOTING RIGHTS

     Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

     Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

     - authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     - reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     - create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

     - amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

     The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

CONVERSION RIGHTS

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

OUR EXCHANGE RIGHTS

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

                            DESCRIPTION OF WARRANTS

     The terms of any warrants offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The following summaries of certain provisions of the warrant agreement and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrants relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.

GENERAL

     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     - the offering price;

     - the aggregate number of shares purchasable upon exercise of such warrants, the exercise price, and in the case of warrants for preferred stock the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     - the designation and terms of any series of preferred stock with which such warrants are being offered and the number of such warrants being offered with such preferred stock;

     - the date, if any, on and after which such warrants and the related series of preferred stock or common stock will be transferable separately;

     - the date on which the right to exercise such warrants shall commence and the expiration date;

     - any special United States Federal income tax consequences; and

     - any other terms of such warrants.

     If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     - the offering price;

     - the denominations and terms of the series of debt securities purchasable upon exercise of such warrants;

     - the designation and terms of any series of debt securities, with which such warrants are being offered with each such debt securities;

     - the date, if any, on and after which such warrants and the related series of debt securities will be transferable separately;

     - the principal amount of the series of debt securities purchasable upon exercise of each such warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

     - the date on which the right shall expire;

     - whether the warrants will be issued in registered or bearer form;

     - any special United States Federal income tax consequences;

     - the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

     - any other terms of such warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer if in registered form, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

     Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture.

     Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any rights of holders of such common stock or preferred stock, including the right to receive payments of dividends, if any, on such common stock or preferred stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each warrant will entitle the holder to purchase a number of shares of common stock, preferred stock or such principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrant or such later date to which such expiration date may be extended by us, unexercised warrants will become void. Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within 5 business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENT

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a common stock warrant are subject to adjustment in certain events, including

     - payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock,

     - issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price, as defined in the warrant agreement for such series of common stock warrants, and

     - certain distributions of evidences of indebtedness or assets, including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock, or of subscription rights and warrants, excluding those referred to above.

     No adjustment in the exercise price of, and the number of shares of common stock covered by a common stock warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect.

     Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services. In the event of any:

     - consolidation or merger of us with or into any entity, other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock,

     - sale, transfer, lease or conveyance of all or substantially all of our assets or

     - reclassification, capital reorganization or change of the common stock, other than solely a change in par value or from par value to no par value,

then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property that the holder would have received had such holder exercised such holder's common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were common stock.

                     RESTRICTIONS ON TRANSFER OF SECURITIES

     For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, under our by-laws we have the power to refuse to transfer shares of our common stock, or any security convertible into or exercisable for shares of our common stock, to any person whose acquisition of such shares or other securities would result in the direct or indirect beneficial ownership of more than 9.8% in value of our outstanding common stock. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess.

     If this provision of our by-laws is determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

     In addition, under our by-laws we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

            DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
                           INCORPORATION AND BY-LAWS

ANTI-TAKEOVER PROVISIONS

     Our amended certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

     - Classification of our board of directors into three classes with the term of only one class expiring each year.

     - A provision permitting our board of directors to make, amend or repeal our by-laws.

     - Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see "Description of Our Preferred Stock" above).

     - A prohibition on shareholders taking action by written consent in lieu of a meeting.

     - Advance notice procedures with respect to nominations of directors by shareholders.

     - The grant only to our board of directors of the right to call special meetings of shareholders.

     - Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one shareholder (see "Restrictions on Transfer of Securities" above).

     - Limitations on transactions that involve us and any shareholder who beneficially owns 5% or more of our common stock (see "Limitations on Transactions Involving Us and Our Shareholders" below).

     - A provision permitting amendment of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

LIMITATIONS ON TRANSACTIONS INVOLVING US AND OUR SHAREHOLDERS

     Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

     - Our merger or consolidation with or into

       - any shareholder that owns 5% or more of our voting stock; or

       - any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a shareholder that owns 5% or more of our voting stock.

     - Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any shareholder that owns 5% or more of our voting stock or an affiliate of any such shareholder.

     - Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any shareholder that owns 5% or more of our voting stock or any affiliate of such a shareholder, whether or not the transaction involves a such a shareholder.

     - The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an shareholder that owns 5% or more of our voting stock or any affiliate of such a shareholder.

     These provisions will not apply to any of the transactions described above if:

     - we are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the beneficial owner of a majority of each class of the outstanding equity securities of the 5% shareholder that is a party to the transaction; or

     - the transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% shareholder and were either members of our board of directors prior to the time that the 5% shareholder became a 5% shareholder, or were successors of such directors on the recommendation of a majority of such directors then on the board of directors; or

     - both of the following conditions have been met:

       - the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% shareholder for any shares of voting stock acquired by it:

       - within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

       - in the transaction in which it became a 5% shareholder, whichever is higher; and

     - the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% shareholder previously paid for shares of such voting stock. If the 5% shareholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% shareholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the shareholder.

     The foregoing summary of certain provisions of our amended certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

                               REIT QUALIFICATION

     Generally, for each taxable year during which we qualify as a real estate investment trust, we will not be taxed on the portion of our taxable income, including capital gains, that we distribute to shareholders. Any undistributed income or gains will be taxed at regular corporate tax rates. We will be subject to tax at the highest corporate rate on our net income from foreclosure property, regardless of the amount of our distributions. The highest corporate tax rate is currently 35%. Should we fail to qualify as a real estate investment trust, we might incur debt and have to liquidate investments to pay the resulting higher taxes.

                              PLAN OF DISTRIBUTION

     We may sell the securities:

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of any of these methods of sale.

     Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

     - whether common stock, preferred stock or equity stock, or warrants for those securities will be offered under the shareholder purchase rights;

     - the number of those securities or warrants that will be offered under the shareholder purchase rights;

     - the period during which and the price at which the shareholder purchase rights will be exercisable;

     - the number of shareholder purchase rights then outstanding;

     - any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights, and

     - any other material terms of the shareholder purchase rights.

     Underwriters may offer and sell the securities at:

     - fixed prices, which may be changed;

     - prices related to the prevailing market prices at the time of sale; or

     - negotiated prices.

     We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

     - any underwriting compensation we pay to underwriters or agents in connection with the offering of securities and

     - any discounts, concessions or commissions allowed by underwriters to participating dealers.

     Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.

     If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

     - the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

     - if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

     Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

     Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the securities offered will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since then.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.................        S-2
Cautionary Statement Concerning Forward-
  Looking Statements and Risk Factors.........        S-5
The Company...................................        S-6
Ratios of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges and
  Preferred Stock Dividends...................        S-7
Use of Proceeds...............................        S-8
Capitalization................................        S-9
Selected Financial Information................       S-10
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................       S-11
Management and Directors......................       S-18
Description of Series D Preferred Stock.......       S-19
Additional U.S. Federal Income Tax
  Considerations..............................       S-25
Underwriting..................................       S-27
Legal Matters.................................       S-29
Experts.......................................       S-29

                       PROSPECTUS
About this Prospectus.........................          3
Cautionary Note Regarding Forward-Looking
  Statements..................................          3
Where You Can Find Additional Information.....          4
Documents Incorporated by Reference...........          4
About Our Company.............................          5
Risk Factors..................................          5
How We Intend to Use the Proceeds.............          6
Ratios Of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges and
  Preferred Stock Dividends...................          6
General Description of the Offered
  Securities..................................          6
Description of Debt Securities................          7
Description of Our Common Stock...............         13
Description of Our Preferred Stock............         15
Description of Warrants.......................         19
Restrictions on Transfer of Securities........         21
Description of Certain Provisions of Our
  Certificate of Incorporation and By-Laws....         22
REIT Qualification............................         24
Plan of Distribution..........................         24
Legal Opinions................................         25
Experts.......................................         25

   HEALTH CARE REIT LOGO

                                            SHARES

      % SERIES D CUMULATIVE
   REDEEMABLE PREFERRED STOCK
   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

   DEUTSCHE BANK SECURITIES
   UBS INVESTMENT BANK
   LEGG MASON WOOD WALKER
                     INCORPORATED
   MCDONALD INVESTMENTS INC.
   RAYMOND JAMES
   A.G. EDWARDS & SONS, INC.
   LEHMAN BROTHERS
   PROSPECTUS SUPPLEMENT

   JUNE    , 2003